SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported: November 29, 2010

ENSURGE, INC.
(Exact name of registrant as specified in charter)

NEVADA	33- 03275	87-0431533
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	file number)	identification no.)

2825 E. Cottonwood Parkway, Suite 500
               Salt Lake City, Utah 84121
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (801) 990-3457

Item 3.02 Unregistered Sale of Equity Securities

November 29, 2010, Salt Lake City, Utah.

Ensurge, Inc. has entered into a Agreement with Rodui Transportes & Locaoes (Rodui) , of Pocone, Mato Grosso, Brazil.  Under provisions of this Agreement, Ensurge will begin an evaluation process that will determine the gold content and technological and economic feasibility of recovering gold from two tailings impoundments owned by Rodui.

The tailings impoundments, each located within a few kilometers of Pocone, Mato Grosso, Brazil, were created during a greater than twenty year period during which Evaldino Rodui, the company’s principal, operated a gold mining operation.  That mine and processing facility were shut down in 2008.

Ensurge has previously conducted preliminary due diligence and, with the assistance of Amazon GeoServices, a Belo Horizonte, Brazil geological and mining engineering consulting company, completed a preliminary geological and technology assessment.

Under terms of the Agreement, Ensurge will conduct a preliminary assessment of the gold content of the tailings.  That assessment was begun at the end of last week.  The cost of the preliminary assessment is to be borne in its entirety by Ensurge.

If the preliminary assessment, which should be completed by the middle of December, proves positive by confirming significant gold content, Ensurge will then embark upon, and pay for a detailed drilling and assaying program and an Engineering Scoping Study to determine the optimal process by which to recover gold.  The Engineering Scoping Study would likely be started in early January of 2011 and require 3-4 months to complete.

If, upon completion of the Engineering Scoping Study, technological and economic feasibility is demonstrated, Ensurge will, at its expense, construct a facility to recover gold from tailings.  Ensurge and Rodui will share equally in the profit from operating the Tailings Gold Recovery Plant.

If the study indicates that construction of the tailings processing facility is technologically and economically viable, construction, completion and start-up of the tailings processing facility can be completed in an additional 6-9 months.

ITEM 9.01  Financial Statements and Exhibits

(d) Exhibits.

Exhibit 10.1                      Preliminary Corporate Venture Agreement

Exhibit 10.2                      Press release concerning the Preliminary Corporate Venture Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENSURGE, INC.

Date: November 29, 2010	By /s/ Jeff A. Hanks
Jeff A. Hanks
Chief Financial Officer